Exhibit 99(c)(iv)
CONSIDERATION OF “GOING-PRIVATE”
OHIO STATE BANCSHARES, INC.
BOARD OF DIRECTORS
November 7, 2006
Presented by Martin D. Werner of Shumaker, Loop & Kendrick, LLP

I. What is “Going-Private?”
Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires every issuer that has total assets exceeding $10 million and a class of equity security held of record by 500 or more persons to register the security with the Securities and Exchange Commission. Registration under 12(g) requires the issuer to prepare and file with the Commission annual, quarterly and current reports, as well as proxy materials and beneficial ownership reports. Registration of the security under 12(g) can be terminated after the issuer files a certification with the Commission indicating its number of record holders has been reduced to less than 300 persons. Any transaction entered into for the purpose of reducing the number of record shareholders to less than 300 to allow a company to cease reporting to the SEC is commonly referred to as a “going-private” transaction.

II. Counting Shareholders Held of Record — Rule 12g5-1
Rule 12g5-1 of the Exchange Act governs how a company counts its stockholders for purposes of determining whether it is subject to the periodic reporting requirements of Section 12(g) of the Exchange Act. For example, Rule 12g5-1(a)(4) states that securities held by two or more persons as co-owners are deemed to be held by one person. Therefore, if a husband and wife jointly own shares of a company, they are counted as only one stockholder with regard to those shares. However, a different result is reached under the rule if a husband and wife each individually own shares of the same company. In this instance, each would be deemed to be a separate record holder. The same result follows with respect to shares held individually and in trust where the individual is the trustee. As with the husband and wife example, each would be deemed to be a separate record holder of issuer shares.
To illustrate this concept further, consider the following example: in his own name, husband owns shares of Company Y; in her own name, wife owns shares of Company Y; husband and wife co-own additional shares of Company Y; and husband acts as trustee on behalf of a trust holding shares for the benefit of minor children. In this example, the husband and wife would actually represent four shareholders of record of Company Y, one for the husband, one for the wife, one for the husband and wife jointly, and one for the trust.

2

A key issue for many companies under this rule is determining how to count shares owned by Cede & Co. and/or other institutional depositories. Typically, these institutional depositories hold a company’s shares on behalf of participating banks and brokerages, which in turn hold shares in street name on behalf of the ultimate beneficial owner. Institutional depositories were created to hold securities of their participating banks and brokers and to facilitate the clearance and settlement of securities transactions among the participants in such securities through book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Though technically holders of records, these depositories are not counted for purposes of determining the number of record holders of a particular issuer. The Commission requires an issuer to “look through” the depository to determine the number of banks and brokerages for which it holds the issuer’s securities. The Commission deems these brokerages and banks to be the record holders for counting purposes. The same result applies where banks and brokerages are actual record holders of issuer securities (as opposed to holding them through an institutional depository). That is, securities held by the brokerage are deemed to be held of record by only the brokerage and not the ultimate beneficial owner.
Therefore, in order for a company to determine the number of stockholders of record included in the holdings of Cede & Co, it must ascertain the number of banks and brokers which hold its shares in street name and have accounts with Cede & Co. To ascertain such number, the company should request that Cede & Co. provide a “participant position listing” which will provide the company with a listing of all direct participants in Cede & Co. which hold the company’s shares.

III. Benefits of being “Private” vs. “Public”
A.	Going-private can result in significant cost savings, particularly in light of Sarbanes-Oxley, including reduced accounting and legal cost associated with quarterly and annual reports with the SEC, no EDGARization costs, lower mailing costs, and lower internal costs in connection with “certification” of financial statements.

B.	Going-private mitigates the need for management’s focus on quarterly performance, freeing it to focus more on long-term strategy and performance.

C.	Going-private frees up management’s time to concentrate on operation of the Company and the Bank.

D.	Going-private can be a defensive tactic to help keep the Company independent, and can potentially reduce the interest of dissenting shareholders in the Company. It can be a viable alternative to other defensive actions, such as the adoption of a shareholder rights plan.

E.	Going-private allows management to more readily consider further reducing the number of shareholders to below 100, thereby allowing the Company to elect to be taxed under Sub-chapter S of the Internal Revenue Code. However, this would require the approval of each and every remaining shareholder.

IV. Negatives to Leaving the Public Arena
A.	Lowers liquidity of stock of the Company.

B.	Makes it more difficult to engage in acquisition transactions using the stock of the Company as consideration or to raise additional capital.

C.	Causes the Company to expend capital to achieve goal of going private.

D.	Costs to implement — likely in the range of $100,000-150,000.

E.	Less disclosure to shareholders. Some may consider this a disadvantage.

F.	Some shareholders that will be eliminated may be employees or good customers of the Company and the Bank.

G.	Proposed transaction could cause dissident shareholder or others to attempt to “put the Company in play.”

V. Fiduciary Duty Considerations
Going private transactions generally enable an issuer’s control group to acquire a significant portion of the company’s minority shares. Consequently, a board’s decision to undergo a going-private transaction implicates significant fiduciary duties, including the duties of good faith, due care, fair dealing, loyalty and full and adequate disclosure, as well as the duty to obtain the highest value reasonably available. Since going private transactions can result in expensive and time consuming class action strike suit litigation alleging breach of such fiduciary duties, they require careful consideration of preliminary protective procedures, such as, for example, the appointment of a special committee of independent directors responsible for ensuring the fairness of the transaction.
The use of a special committee is critical because it shifts the burden of proof of the fairness of the transaction to the challenging plaintiffs and enables Board members to avoid personal liability by establishing a persuasive record that they have met their fiduciary duties. Another key mechanism which can help establish the satisfaction of the relevant fiduciary duties includes the retention of a qualified and independent financial consultant prepared to deliver a fairness opinion in connection with the transaction. In addition, going-private transactions require significant Rule 13e-3 disclosures, including specific information regarding the fairness of the transaction, which are closely scrutinized by the Securities and Exchange Commission. As such, considerable care must be given to properly structuring the transaction from the outset to help mitigate the legal and regulatory exposure created by attempting to eliminate a block of minority stockholders.

VI. Methods for Going Private.
A.	Merger. Merger of Company into a wholly owned and newly organized subsidiary of the Company. In general, shareholders with less than X shares would receive cash (or other securities) in the merger, while shareholders with greater than X shares would keep shares and remain as common shareholders.

Advantages
•	Appraisal rights for minority stockholders which may ensure higher certainty of success even if litigation

•	Eliminates all minority stockholders

•	Greater certainty of success

•	Provides full liquidity to all minority stockholders

•	Opens the possible offering some “cashed out” shareholders a different security in exchange for the deregistered security.
Disadvantages
•	Significant financing may be required (if using cash)

•	Requires proxy statement and stockholder meeting to approve merger

•	May be considered coercive, unless submitted to vote of minority stockholders

•	Higher litigation risk

•	Subject to “entire fairness” review by court

•	Additional documentation required because involves formation of new corporation, negotiation of merger agreement, etc.

•	Could attract unsolicited bids for purchase of whole company

B.	Voluntary tender offer. The tender offer method contemplates the purchase of minority stockholder shares by the company or majority stockholder pursuant to the SEC’s tender offer rules, possibly followed by short-form merger. Any shareholder (or those owning less than X shares) can tender shares, the intent being to reduce the number of shareholders to less than 300. Again, this may require second step merger to conclude.

Advantages
•	Voluntary, non-coercive

•	Lower litigation risk and reasonably determinable damage exposure

•	Lower fiduciary duty thresholds than merger if structured in non-coercive manner

•	Short time frame

•	No proxy statement or stockholder meeting required

•	Provides full liquidity to all minority stockholders
Disadvantages
•	Significant financing may be required (if using cash)

•	Results unpredictable because requires stockholders to take action to tender shares

•	Could attract unsolicited bids for purchase of whole company

C.	Reverse stock split. This method contemplates amending the company’s articles of incorporation to effect a reverse stock split of the company’s stock at a ratio that would ensure small number of stockholders and a cash out of the minority stockholders for their remaining fractional shares.

Advantages
•	Can be utilized to cash out less than all of the minority stockholders (odd-lot holders)

•	Can be structured so minority stockholders have choice to remain stockholder by purchasing additional shares

•	Can provide full liquidity for all minority stockholders
Disadvantages
•	Significant financing may be required (if using cash)

•	Requires proxy statement and stockholder meeting

•	May be considered coercive unless submitted to minority stockholders for approval

•	Potentially no appraisal rights

•	Potentially higher litigation exposure

•	Could be difficult to obtain financing for this structure (if using cash)

•	Maintenance of stock price at pre-split range may require secondary meeting to amend articles of incorporation to implement readjustment

VII. Basic Steps to be taken in a “Going Private” Transaction
A.	Board of Directors of the Company decides to further pursue the idea. Consider organization of a special committee.

B.	Determine the number of shareholders that would have to be eliminated to reduce total number to less than 300 and determine initial number of shares that would be required to remain as a shareholder of the Company.

C.	Determine the need for and, if required, obtain any external financing for the transaction.

D.	Hire an investment banking/valuation firm to value a share of the Company stock and consider marketability/minority share discounts.

E.	Determine the appropriate amount to pay per share for those that will be eliminated as shareholders. Obtain a fairness opinion from investment banking/valuation firm confirming appropriateness of price.

F.	Prepare Form 13E and form of proxy materials to file with the SEC.

G.	Make any necessary filings with banking regulators to obtain approvals for the transaction, including special dividend request.

H.	Clear materials through the SEC and hold special shareholders’ meeting to approve the transaction.

I.	Prepare and deliver transmittal letter to shareholders.

VIII. Securities Law Considerations under 33 Act and State Blue Sky Laws
To reduce the number of record holders, an issuer may eliminate certain shareholders by offering them either cash or other securities in exchange for their shares of the 12(g) registered security. For example, record holders owning 100 or fewer common shares could be offered a new class of preferred security having primarily debt-like characteristics in exchange for their common shares, while shareholders owning more than 100 common would retain their interest with no change. In the event the issuer chooses to offer a new class of securities to shareholders to facilitate a going-private transaction, consideration should be given to the securities registration requirements of both federal and state securities laws.
Federal Securities Registration Exemption:
Generally, the reclassification of existing securities or the issuance of new securities to existing security holders are exempt from registration under the federal securities laws by Section 3(a)(9) of the Securities Act of 1933, which provides that any security exchanged by the issuer with its existing security holders is exempt, provided no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange.

Ohio Securities Registration Exemptions:
The Ohio securities laws provides that a transaction incident to a class vote by shareholders pursuant to the certificate of incorporation or the applicable corporation statute, on a merger, consolidation, reclassification of securities, or sale of corporate assets in consideration of the issuance of securities of another corporation is exempt from Ohio securities registration requirements.

IX. Post Termination Obligations
Termination of registration under 12(g) generally takes effect in 90 days (or such shorter period as the Commission may determine) after the issuer certifies to the Commission on Form 15 that the relevant class of securities is held of record by less than 300 persons.
The issuer’s duty to file any reports required under Section 13(a) shall be suspended immediately upon filing a certification on Form 15, provided, however, that if the certification is subsequently withdrawn or denied, the issuer shall, within 60 days after the date of such withdrawal or denial, file with the Commission all reports which would have been required had the certification not been filed.
An “ex-12(g)” issuer that has never engaged in a public offering of its securities will not be required to “re-register” its securities under 12(g) until it again crosses the 500 record holder threshold (or engages in a public offering of securities). Alternatively, issuers that have engaged in a public offering of securities (i.e. filed a registration statement with the Securities and Exchange Commission) will be required to resume current and periodic reporting if the number of record shareholders exceeds 300. Counsel for the Division of Corporation Finance has indicated that this distinction exists because the latter companies have affirmatively availed themselves of the public equity market, and consequently owe the market a greater duty with respect to information.

X. Potential Regulatory Approvals
A.	May require Federal Reserve approval if cash-out expense is greater than 10% of the Company’s equity capital and the Company is not “well capitalized” after the transaction.

B.	Should not need approval from the State of Ohio for the transaction, but may need approval from the banking regulators if a special dividend from the Bank to the Company is required to consummate the transaction.
XI. Conclusion and Questions